EXHIBIT 10.1

INTEGRAL SYSTEMS, INC.

CONTRACT EMPLOYEE SERVICES AGREEMENT

This Agreement is made this 21st day of October 2008 by and between Integral Systems, Inc. (“Client”), with a principal place of business at 5000 Philadelphia Way, Lanham, Maryland 20706 and Pete Gaffney (“Provider”), with a principal place of business at 3155 Catrina Lane, Annapolis, MD 21403.

1. Services Performed by Provider:

Provider agrees to perform the following services for Client:

(i)	Support the technical and strategic aspects of acquisitions as directed
a.	Identification of companies
b.	Introduction and capabilities exchange with acquisition targets
c.	Target company relationship management
d.	Technical due diligence
e.	Assist post-acquisition integration as applicable
(ii)	Support corporate business development involvement relating to SATCOM as directed
a.	Overall corporate strategy development
b.	Develop strategies applicable to operating groups and divisions
c.	Selected strategic SATCOM and network business development
d.	Other selected business development as directed by CEO
(iii)	Technical advisor to EPOCH IPS product group
(iv)	Support technology and intellectual property (IP) inventory assessment and assist development of company IP strategy as directed
(v)	Other duties as directed by CEO

Provider shall coordinate the provision of services through John Higginbotham, Client’s primary point of contact and can be reached as follows:

Phone: 301-731-4233 x1105

Email: jbh@integ.com

2. Provider’s Payment:

(a) Provider shall be compensated at the bi-weekly rate of $11,212.00 for the Services specified herein payable in conjunction with Integral’s typical payroll processing schedule. Client will deduct from each bi-weekly payment all applicable deductions as required by law including payroll taxes. Client will pay Client’s share of Social Security (currently 6.2%) and Medicare (currently 1.45%) taxes for the benefit of Provider, as such percentages may be adjusted from time to time. In addition to the base compensation rate cited above, Provider is eligible to earn additional compensation of up to 40% of Provider’s annual aggregate payment for exceptional satisfaction of the Services specified herein which determination will be at the sole discretion of the Client. Any compensation in addition to bi-weekly payments is at the sole discretion of John Higginbotham. All payments under this Agreement shall be net of all taxes and other amounts required to be withheld by law.

(b) If Client terminates Provider’s employment without Cause (as defined in Exhibit A attached hereto) or due to death or disability before October 21, 2010, subject to Provider’s execution and non-revocation of Client’s standard form of release of all known claims, Client shall continue to pay Provider at the bi-weekly rate of $11,212.00 commencing upon the date of such termination and ending on the first anniversary of the date of termination (“Termination Coverage Period”); provided, however, that in the event that during the Termination Coverage Period such period Provider receives compensation from a third party employer (“Third Party Employer Compensation”), then Provider shall promptly provide written evidence of such compensation and any payments under this paragraph shall be net of such Third Party Employer Compensation.

3. Expenses

The Client shall pay or reimburse the Provider for all ordinary, necessary and reasonable expenses (including, without limitation, travel, meetings, dues, subscriptions, computer/blackberry equipment, mobile telephones, and the like) actually incurred or paid by the Provider during the Term in the performance of the Provider’s services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may be required by the policies and procedures of the Client in effect from time to time.

4. Materials

Client shall make available to Provider, at Client’s expense, the following materials, facilities and equipment: office space, computer, telephone, and related office supplies.

5. Term of Agreement

This Agreement will become effective on the date first mentioned above.

This Agreement will end upon the completion of the services referred to in Paragraph 1, but in no event later than October 21, 2010.

6. Terminating the Agreement

Either party may terminate this Agreement at any time by giving sixty (60) days written notice of termination. Provider shall be entitled to full payment for services performed prior to the effective date of termination and, if applicable, payments pursuant to paragraph 2(b) hereof.

7. Intellectual Property Ownership

(a) In consideration of Client’s payment of the fees required by this Agreement, Provider agrees that any and all software, documentation, specifications, notes, drawings, designs, procedures, discoveries, inventions and any other work developed by Provider in the course of performing services pursuant to this Agreement (collectively referred to as “Product”) shall be works made for hire and shall be the sole and exclusive property of Client. In the event such Product may not, by operation of law or otherwise, be a work made for hire, Provider agrees to assign and hereby assigns all right, title and interest in and to the Product, including, but not limited to, all rights in and to any patents, copyrights, trade secrets and any other intellectual property attendant thereto or incorporated therein, whether such rights were created, protected or arise under the laws of the United States or any foreign jurisdiction. Provider agrees to cooperate with Client in the procurement and maintenance of Client’s rights in the Product and agrees to execute or cause to be executed any instruments or other documents which Client may deem necessary and desirable for registering such intellectual property in Client’s name or for otherwise vesting Client with such rights throughout the world, including documents related to litigation of applicable patents, copyrights and other proceedings. In the event that Client is unable for any reason whatsoever to secure a signature on behalf of Provider to any document it believes is reasonably required in order to apply for or execute any patent, copyright or other application with respect to the Product, Provider hereby irrevocably designates and appoints Client and its duly authorized officers and agents as Provider’s agents and Provider’s attorneys-in-fact to act for and on its behalf and instead of it, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property rights therein with the same legal force and effect as if executed by Provider.

(b) Provider hereby irrevocably transfers and assigns to Client any and all Moral Rights (as defined below) Provider may have in or with respect to the Product. To the extent Provider cannot assign such rights, Provider hereby waives and agrees never to assert such rights against Client or any of Client’s assignees or licensees. If Provider has any right to the Products that cannot be assigned to Client or waived by Provider, Provider unconditionally and irrevocably grants to Client, during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense throughout multiple levels of sub-licensees, to make, use, offer to sell, sell, import or export, reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed the Product and any rights therein. In addition, Provider agrees to obtain such assignment, waiver, covenant not to assert such rights, or license from any subsidiary, subcontractor, or employee who creates, either in whole or part, the Products. “Moral Rights” means any right to (i) divulge the Products to the public; (ii) retract the Products from the public; (iii) claim authorship of the Products; (iv) object to any distortion, mutilation or other modification of the Products; or (v) any and all similar rights, existing under judicial or statutory law of any country or jurisdiction in the world, or under any treaty regardless of whether or not such right is called or generally referred to as a moral right.

(c) Any data or other materials furnished by Client for use by Provider in connection with the services performed hereunder shall remain the sole property of Client and shall be used by Provider solely for the purposes set forth herein.

(d) Provider agrees that it will not create any product in direct competition with the Product during the term of this Agreement and for a period of two (2) years after expiration or termination of this Agreement. A product is in “direct competition” if it is designed to perform the same scope of functions for the same target audience as the Product.

(e) Provider further agrees that it will not sell, license or sublicense the Product to any customer, potential customer or competitor of Client during the term of this Agreement and for a period of two (2) years after expiration or termination of this Agreement.

8. Provider’s Materials

Provider owns or holds a license to use and sublicense various materials in existence before the start date of this Agreement (“Provider’s Materials”). Provider may include Provider’s Materials in the work performed under this Agreement, provided that Client has agreed in writing to the inclusion of such Provider’s Materials. Provider hereby grants to Client a perpetual, irrevocable, world-wide, non-exclusive, fully paid-up, transferable, sub-licenseable right and license in and to any Provider’s Materials that are incorporated in or necessary for the use of the Product, including any and all intellectual property rights incorporated therein or attendant thereto. Subject to the foregoing, Provider shall retain all right, title and interest in and to the Provider’s Materials. Client shall not have any right to make any commercial use of the Provider’s Materials licensed hereunder other than in connection with the Product without Provider’s written consent.

Provider’s Materials, if any, are set forth in Exhibit A, attached to and made part of this Agreement.

9. Confidentiality

During the term of this Agreement and thereafter, Provider will use reasonable and prudent care to prevent the unauthorized use or dissemination of Client’s Confidential Information and will not directly or indirectly disclose to a third party, or use Client’s Confidential Information for the benefit of or on behalf of Provider, without the prior written consent of Client. Reasonable and prudent care shall mean, at a minimum, the same degree of care Provider uses to protect its own confidential information from unauthorized disclosure.

The term “Confidential Information” means any and all trade secrets and any and all data or information not generally known outside of Client whether prepared or developed by or for Client or received by Client from any outside source, including any information included in any Product. Without limiting the scope of this definition, Confidential Information includes any record or information relating to the present or future business or service of Client. However, Confidential information does not include information that:

(1) the Provider knew before Client disclosed it and such information was not subject to nondisclosure obligations;

(2) is or becomes public knowledge through no fault of Provider;

(3) Provider obtains from sources other than Client who owe no duty of confidentiality to Client, or

(4) Provider independently develops as evidenced by contemporaneously-prepared written records.

A Party may disclose such portion of the confidential information of the other Party to the extent, but only to the extent, such confidential information is required to be disclosed under applicable Laws, rules, or orders of a Governmental Entity; provided, however, the Parties agree that to the extent the confidential information or any part thereof is to be so disclosed, the Party required to make such disclosure shall promptly notify the other Party of such request or requirement and shall reasonably cooperate with the other Party to seek an appropriate protective order or other appropriate remedy.

10. Warranties

Provider warrants that all services performed under this Agreement shall be performed consistent with generally prevailing professional or industry standards.

Client’s exclusive remedy for any breach of the above warranty shall be the re-performance of Provider’s services. If Provider is unable to re-perform the services, Client shall be entitled to recover the fees paid to Provider for the deficient services.

11. Contract Changes

If any intended changes or any other events beyond the parties’ control require adjustments to this Agreement, the parties shall make a good faith effort to agree on all necessary particulars. Such agreements shall be put in writing, signed by the parties and added to this Agreement.

12. Dispute Resolution

(a) No Jury Trial. NEITHER PARTY SHALL ELECT A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH A BREACH OF THIS AGREEMENT.

(b) Personal Jurisdiction. Both parties agree to submit to the jurisdiction and venue of the state courts in the State of Maryland as to matters involving enforcement of this Agreement including any award under an arbitration proceeding.

(c) Arbitration. SUBJECT TO THE COMPANY’S RIGHT TO SEEK INJUNCTIVE RELIEF AS SPECIFIED IN THIS AGREEMENT, ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, THE NATURE OF THE EXECUTIVE’S TERMINATION OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) SHALL BE RESOLVED IN ACCORDANCE WITH THE PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION. ANY RESULTING HEARING SHALL BE HELD IN MARYLAND. THE RESOLUTION OF ANY

DISPUTE ACHIEVED THROUGH SUCH ARBITRATION SHALL BE BINDING AND ENFORCEABLE BY A COURT OF COMPETENT JURISDICTION.

13. Attorney Fees

If either party brings an arbitration proceeding to enforce its rights under this Agreement, the substantially prevailing party (as determined by the arbitrator) shall be entitled to recover from the other party all expenses incurred by it in preparing for and in trying the case, including, but not limited to, investigative costs, court costs and reasonable attorneys’ fees.

14. Compliance with U.S. Export Control Laws

Certain Client satellite ground systems and associated equipment, components, and technical data are controlled under the International Traffic in Arms Regulations (“ITAR”) and other technical data, technology, object software, source code, or material (“Client Materials”) may be subject export controls under the ITAR or the Export Administration Regulations (“EAR”). The Provider warrants that it will control access to Client Materials as required by the ITAR and/or the EAR (collectively, “U.S. Export Control Laws”).

Accordingly, Provider shall not disclose or allow to be disclosed, whether directly or indirectly, any Client technical data, technology, or source code that is subject to export restrictions under U.S. Export Control Laws to any person within the United States who is not a U.S. citizen or U.S. permanent resident (“foreign person”) and who is a national of a country to which exportation of such information is prohibited. Where disclosure to a foreign person within the United States is permissible under the EAR only with U.S. Department of Commerce authorization or is subject to export controls enforced by the U.S. Department of State under the ITAR, such disclosure may only be made after receipt of both the prior written consent of the Client and all authorizations required under U.S. Export Control Laws.

Further, Provider shall not export or allow to be exported or re-exported, whether directly or indirectly, Client Materials to countries outside of the United States without both the prior written consent of the Client and all authorizations required under U.S. Export Control Laws.

Provider agrees that it shall indemnify and hold harmless the Client from all damages, costs, fines, penalties, attorneys’ fees, and any other expenses resulting from the failure of the Provider to comply with this provision or U.S. Export Control Laws in connection with this Agreement.

15. Compliance With Law

In the performance of services under this Agreement, Provider will comply with all applicable laws, statutes, orders, rules, regulations, contract terms, conditions and clauses, executive orders, policies or guidelines promulgated, or judgments, decisions or orders entered by any federal, state local or foreign court or governmental authority (“Applicable Laws”) and will not make, give, or promise to make or give, solicit or accept in connection with this

Agreement or the services provided hereunder any payment or other thing of value to or from any person for any purpose which is unlawful under any applicable law.

16. Non-Solicitation/Non-Compete

The Provider agrees that during the term of this Agreement as described in Section 5 above and for one (1) year following such date of termination, he will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, engage or attempt to engage in a business which competes against the Business of the Client in any geographic area in which the Client engages in the Business.

The Provider agrees that during his employment and for a period of twenty four (24) months after the termination of such employment, whether voluntary or involuntary or with or without Cause, he will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, solicit or induce (or attempt to solicit or induce) any employees of the Client to leave their employment with the Client and/or consider employment with any other person or entity.

17. General Provisions

(a) Sole agreement: This is the entire Agreement between Provider and Client with respect to the Services specified herein; provided, however that if the services to be performed hereunder are in support of a contract between Client and the U.S. Government, Provider and Client shall enter into a subcontract that incorporates all terms, conditions and clauses necessary in order for Client to fulfill its obligations under such U.S. Government contract.

(b) Severability: If any part of this Agreement is held unenforceable, the rest of the Agreement will continue in full force and effect.

(c) Applicable law: This Agreement will be governed by the laws of the State of Maryland, without regard to its conflicts of law provisions.

(d) Notices: All notices and other communications given in connection with this Agreement shall be in writing and shall be deemed given as follows:

– When delivered personally to the recipient’s address as appearing in the introductory paragraph to this Agreement;

– Three days after being deposited in the United States mail, postage prepaid to the recipient’s address as appearing in the introductory paragraph to this Agreement, or

– When sent by fax or telex to the last fax or telex number of the recipient known to the party giving notice. Notice is effective upon receipt provided that a duplicate copy of the notice is promptly given by first-class or certified mail or the recipient delivers a written confirmation of receipt.

Any party may change its address appearing in the introductory paragraph to this Agreement by giving notice of the change in accordance with this paragraph.

(e) No partnership: This Agreement does not create a partnership relationship. Provider does not have authority to enter into contracts on Client’s behalf.

(f) Marketing and Lobbying: This Agreement specifically prohibits Provider from engaging in any marketing or lobbying activity on Client’s behalf.

(g) Counterparts/Headings: This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(h) Prior Agreements: This Agreement supersedes any prior agreement (written or oral) between Client and Provider regarding his provision of services to Client.

Client: Integral Systems, Inc.		Provider: Pete Gaffney

By:	/s/ JEFFREY A. ROSOLIO	By:	/s/ PETER J. GAFFNEY
	(Signature)		(Signature)

Jeffrey A. Rosolio		Peter J. Gaffney
(Typed or Printed Name)		(Typed or Printed Name)

Title: Executive Vice President, Human Resources and Administration		Date: October 21, 2008

Date: October 21, 2008

EXHIBIT A

For Cause Definition

For purposes of this Agreement, “Cause” means (i) the material failure of the Executive to perform his duties under this Agreement, or to follow the Company’s policies and procedures applicable to executive officers of the Company in effect from time to time, after notice and a reasonable opportunity to cure; (ii) willful malfeasance by the Executive in connection with the performance of his duties under this Agreement; (iii) the Executive being convicted of, or pleading guilty or nolo contendere to, or being indicted for a felony or other crime involving theft, fraud or moral turpitude; (iv) fraud or embezzlement against the Company; (v) the failure of the Executive to obey in any material respects any proper written direction of the Chief Executive Officer of the Company that is not inconsistent with this Agreement; or (vi) the material violation by the Executive of any of the provisions of Section 16 of this Agreement.